Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of January 3, 2022, is entered into by and between ASGN Incorporated (the “Company”) and Marie Perry (the “Executive”).
WHEREAS, effective as of January 31, 2022 (the “Effective Date”), the Executive is appointed to serve as Executive Vice President, Finance of the Company;
WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of her employment as Executive Vice President, Finance of the Company, with the intent for the Executive to be appointed as the Company’s Chief Financial Officer within 12 months of the Effective Date;
WHEREAS, the Executive desires to accept such employment with the Company, subject to the terms and conditions of this Agreement;
WHEREAS, the Company and the Executive agree and acknowledge that the parties expect the Executive to transition into the role of Chief Financial Officer of the Company on a future date; and
WHEREAS, the Company and the Executive agree and acknowledge that the parties expect the Executive to relocate her office location and principal place of residence from Dallas, Texas to the Richmond, Virginia metropolitan area within three years following the Effective Date.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.Employment Period. The Executive’s employment hereunder begins on the Effective Date and is terminable at will by the Company or by the Executive at any time (for any reason or for no reason), subject to the provisions of Section 4 hereof (the “Employment Period”).
2.Terms of Employment.
(a)    Position and Duties.
(i)    Role and Responsibilities. During the Employment Period, the Executive shall serve as Executive Vice President of the Company, and shall perform such employment duties as are usual and customary for such positions. The Executive shall report directly to the Company’s Chief Executive Officer. At the Company’s request, the Executive shall serve the Company and/or its subsidiaries and affiliates in other capacities in addition to the foregoing, consistent with the Executive’s position as Executive Vice President of the Company. In the event that the Executive, during the Employment Period, serves in any one or more of such additional capacities, the Executive’s compensation shall not be increased beyond that specified in Section 2(b) hereof. In addition, in the event the Executive’s service in one or more of such additional capacities is terminated, the Executive’s compensation, as specified in Section 2(b) hereof, shall not be diminished or reduced in any manner as a result of such termination provided that the Executive otherwise remains employed under the terms of this Agreement.

(ii)    Exclusivity. During the Employment Period, and excluding any periods of leave to which the Executive may be entitled, the Executive agrees to devote her full business time and attention to the business and affairs of the Company. Notwithstanding the foregoing, during the Employment Period, it shall not be a violation of this Agreement for the Executive to: (A) serve on the board of Ruth’s Hospitality Group, Inc.; (B) serve on boards, committees or similar bodies of charitable or nonprofit organizations, (C) fulfill limited teaching, speaking and writing engagements, (D) manage her personal investments, and (E) with the prior approval of the Chief Executive Officer, serve as a director of one other company at the Chief Executive Officer’s sole discretion and so long as such company does not compete with the Company and the Executive notifies the Chief Executive Officer in advance of accepting any such position; in each case above, so long as such activities do not individually or in the aggregate materially interfere or conflict with the performance of the Executive’s duties and responsibilities under this Agreement.
    (b)    Compensation and Benefits.
(i)    Base Salary. Effective as of the Effective Date and during the Employment Period, the Executive shall receive a base salary (the “Base Salary”) of $575,000 per annum. The Base Salary shall be reviewed annually by the Board or a subcommittee thereof and may be increased from time to time by the Board or such subcommittee in its discretion. The Base Salary shall be paid in accordance with the Company’s normal payroll practices for executive salaries generally, but no less often than monthly. The Base Salary may be increased in the discretion of the Board or such subcommittee, but not reduced, and the term “Base Salary” as utilized in this Agreement shall refer to the Base Salary as so increased.
(ii)    Annual Cash Bonus. For each calendar year ending during the Employment Period (pro rated the first year for the portion of the year employed), the Executive shall be eligible to earn a cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan or program applicable to senior executives. The Executive’s target Bonus shall bet set at 90% of the Base Salary in effect for the relevant year (the “Target Bonus”) and the Executive’s maximum Annual Bonus shall be set at 200% of the Target Bonus in effect for the relevant year (the “Maximum Bonus”). The actual amount of any Annual Bonus shall be determined by the Board (or a subcommittee thereof) in its discretion, based on the achievement of performance goals developed in consultation with the Executive. The payment of any Annual Bonus, to the extent any Annual Bonus becomes payable, will be contingent upon the Executive’s continued employment through December 31st of the applicable calendar year, and will be made on the date on which annual bonuses are paid generally to the Company’s senior executives, but in no event later than March 15th of the calendar year following the calendar year in which such Annual Bonus was earned.

(iii)    Long-Term Compensation.
(A)    Signing Equity Award. On or shortly following the Effective Date, the Company shall grant to the Executive a restricted stock unit award with a value of $600,000 (the “Signing Equity Award”). The number of shares of the Company’s common stock subject to the Signing Equity Award will be determined by dividing the value by the closing price of the Company’s common stock on the grant date. The Signing Equity Award shall vest one-third on each annual anniversary of the Effective Date, subject to the Executive’s continued service with the Company through the applicable vesting dates, and the third tranche of the award is subject further to the Executive’s relocation to the Richmond, Virginia metropolitan area on or before the third anniversary of the Effective Date. The terms and conditions of the Signing Equity Award will be set forth in a separate award agreement in a form prescribed by the Company and the Company’s 2012 Employment Inducement Incentive Award Plan, as amended and restated from time to time.

(B)    Annual Equity Award. For each calendar year during the Employment Period (initial grant on or shortly following the Effective Date), Executive shall be eligible to receive a long-term equity award (“Annual Equity Award”) under the Company’s long-term compensation plan or program applicable to senior executives. The Executive’s target Annual Equity Award for each calendar year shall be $1,150,000, which may be adjusted subject to the sole discretion of the Compensation Committee of the Board. The specific terms and conditions of any Annual Equity Award (including vesting and performance conditions) shall be determined by the Compensation Committee of the Board.
(iv)    Benefits. During the Employment Period, the Executive (and the Executive’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) shall be eligible to participate in and be covered under the health and welfare benefit plans and programs maintained by the Company for the benefit of its employees from time to time, pursuant to the terms of such plans and programs including any medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Employment Period, the Executive shall be eligible to participate in any retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executive officers. Nothing contained in this Section 2(b)(iv) shall create or be deemed to create any obligation on the part of the Company to adopt or maintain any health, welfare, retirement or other benefit plan or program at any time or to create any limitation on the Company’s ability to modify or terminate any such plan or program.
(v)    Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company provided to employees of the Company.
(vi)    Fringe Benefits; Perquisites. During the Employment Period, the Executive shall be eligible to receive such fringe benefits and perquisites as are provided by the Company to its employees from time to time, in accordance with the policies, practices and procedures of the Company, and shall receive such additional fringe benefits and perquisites as the Company may, in its discretion, from time-to-time provide. Notwithstanding the generality of the foregoing, during the Employment Period, the Executive will receive a stipend of $500 per month for lease of an automobile and other related expenses during the Employment Period, payable in equal monthly increments during the Employment Period, and the Company shall pay or reimburse the Executive for actual, properly substantiated expenses incurred by the Executive in connection with (A) an annual physical examination, not to exceed $1,500 per calendar year; and (B) tax preparation and financial planning, not to exceed $2,500 per calendar year.
(vii)    Vacation. During the Employment Period, the Executive will be free to take time off from work for vacation and other personal time at the Executive’s discretion in a manner that is consistent with the Executive’s duties and responsibilities to the Company and that permits the Executive to complete the Executive’s work in a timely and professional manner.
(viii)    Relocation Benefits. The Company expects the Executive to relocate her principal place of residence to a location within the Richmond, Virginia metropolitan area on or before the three-year anniversary of the Effective Date (such relocation, the “Relocation” and such date, the “Relocation Date”). In furtherance of the Relocation, the Company shall reimburse the Executive in accordance with the Company’s written expense reimbursement policies and procedures for the Executive’s reasonable relocation expenses, up to a maximum aggregate amount of $80,000 (the “Relocation Expenses”). Reimbursement of the Relocation Expenses, if any, shall be subject to the Executive’s submission by 30 days following the date on which the Relocation is complete of documentation acceptable to the Company evidencing such expenses, and any approved reimbursement shall be paid to the Executive during the Employment Period but no later than 45 days following the Company’s receipt of approved documentation.

3.Termination of Employment.
(a)Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. Either the Company or the Executive may terminate the Executive’s employment in the event of the Executive’s Disability during the Employment Period.
(b)Termination by the Company. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause.
(c)Termination by the Executive. The Executive may terminate the Executive’s employment during the Employment Period for any reason, including with or without Good Reason.
(d)Notice of Termination. Any termination of employment (other than due to the Executive’s death) shall be communicated by a Notice of Termination to the other parties hereto given in accordance with Section 10(b) hereof. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
(e)Termination of Offices and Directorships; Return of Property. Upon termination of the Executive’s employment for any reason, unless otherwise specified in a written agreement between the Executive and the Company, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company, and shall take all actions reasonably requested by the Company to effectuate the foregoing. In addition, upon the termination of the Executive’s employment for any reason, the Executive agrees to return to the Company all documents of the Company and its affiliates (and all copies thereof) and all other Company or Company affiliate property that the Executive has in her possession, custody or control. Such property includes, without limitation: (i) any materials of any kind that the Executive knows contain or embody any proprietary or confidential information of the Company or an affiliate of the Company (and all reproductions thereof), (ii) computers (including, but not limited to, laptop computers, desktop computers and similar devices) and other portable electronic devices (including, but not limited to, tablet computers), cellular phones/smartphones, credit cards, phone cards, entry cards, identification badges and keys, and any related or relevant passwords and (iii) any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates and any information received from the Company or any of its affiliates regarding third parties.
4.Obligations of the Company upon Termination.
(a)Accrued Obligations. In the event that the Executive’s employment under this Agreement terminates during the Employment Period for any reason, the Company will pay or provide to the Executive: (i) any earned but unpaid Base Salary, (ii) reimbursement of any business expenses or Relocation Expenses incurred by the Executive prior to the Date of Termination that are reimbursable in accordance with Section 2(b)(v) or (viii) hereof and (iii) any vested amounts due to the Executive under any plan, program or policy of the Company (together, the “Accrued Obligations”). The Accrued Obligations described in clauses (i) – (ii) of the preceding sentence shall be paid within 30 days after the Date of Termination (or such earlier date as may be required by applicable law) and the Accrued Obligations described in clause (iii) of the preceding sentence shall be paid in accordance with the terms of the governing plan or program.
(b)Qualifying Termination. Subject to Sections 4(d), 4(e), 4(g) and 10(d), and the Executive’s continued compliance with the provisions of Section 6 hereof, if the Executive’s employment with the Company is terminated during the Employment Period due to a Qualifying Termination, then in addition to the Accrued Obligations:

(i)Cash Severance. The Company shall pay the Executive an amount equal to 12 months of the Executive’s Base Salary in effect on the Date of Termination (the “Severance”). The Severance shall be payable in substantially equal installments in accordance with the Company’s normal payroll procedures during the period commencing on the date of the Executive’s Separation from Service and ending on the 12-month anniversary thereof (the “Severance Period”); provided that, any payments that otherwise are scheduled to be paid during the period beginning on the date of the Executive’s Separation from Service and ending on the first regularly scheduled payroll date occurring on or after the 30th day following such date (the “First Payroll Date”) shall be made on or before the First Payroll Date.
(ii)COBRA. Subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Code, the Company shall continue to provide, during the 12-month period commencing on the Date of Termination, the Executive and the Executive’s eligible dependents with coverage under its group health plans at the same levels and the same cost to the Executive as would have applied if the Executive’s employment had not been terminated based on the Executive’s elections in effect on the Date of Termination. The Company shall provide such benefits in a manner that causes such benefits to be exempt from the application of Section 409A, provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover the Executive under its group health plans without violating law or incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Executive as currently taxable compensation in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof) (collectively, the “COBRA Benefits”).
(iii) Target Bonus. On or before the First Payroll Date, the Company shall pay the Executive an amount equal to the Target Bonus in effect on the Date of Termination if the Executive terminates her employment for Good Reason (during the three-month period from January 31, 2023 – April 30, 2023) because she was not appointed as the Company’s Chief Financial Officer by January 31, 2023.
(c)Death or Disability. Subject to Sections 4(d), 4(e), 4(g) and 10(d), and the Executive’s continued compliance with the provisions of Section 6, if the Executive incurs a Separation from Service by reason of the Executive’s death or Disability during the Employment Period, then in addition to the Accrued Obligations, (i) the Company shall pay the Executive an amount equal to 12 months of the Executive’s Base Salary in effect on the Date of Termination, payable over the Severance Period (except that the Severance Period shall be deemed to end on the 12-month anniversary of the Executive’s Separation from Service) and (ii) the Company shall provide the COBRA Benefits during the period commencing on the Date of Termination and ending on the 12-month anniversary thereof.
(d) Release. Notwithstanding the foregoing, it shall be a condition to the Executive’s right to receive the amounts provided for in Section 4(b) or 4(c) hereof that the Executive execute and deliver to the Company the Waiver and Release of All Claims attached hereto as Exhibit A (the “Release”) within 21 days (or, to the extent required by law, 45 days) following the Executive’s Separation from Service, and that the Executive not revoke such Release during any applicable revocation period.
(e)Qualifying Termination Following a Change in Control. Notwithstanding the foregoing, during the Employment Period the Executive shall be eligible to participate in the ASGN Incorporated Amended and Restated Change in Control Severance Plan (the “CIC Plan”) at the level of “Chief Financial Officer,” as such plan may be amended from time to time in accordance with its terms.
(f)Other Terminations. If the Executive’s employment is terminated for any reason not described in Section 4(b), 4(c) or 4(e) hereof (including by reason of a Non-Renewal), the Company will pay the Executive only the Accrued Obligations.

(g) Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 4 hereof, shall be paid to the Executive during the six-month period following the Executive’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.
(h)Exclusive Benefits. Except as expressly provided in this Section 4 and subject to Section 5 hereof, the Executive shall not be entitled to any additional payments or benefits upon or in connection with the Executive’s termination of employment.
5.Non-Exclusivity of Rights. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
6.Restrictive Covenants. The parties acknowledge and agree that the Company and the Executive are simultaneously entering into a Confidentiality, Non-Solicitation and Non-Competition Agreement (the “Protective Covenants Agreement”), and that such Protective Covenants Agreement shall remain in full force and effect in accordance with its terms.
7.Representations. The Executive hereby represents and warrants to the Company that (a) the Executive is entering into this Agreement voluntarily and that the performance of the Executive’s obligations hereunder will not violate any agreement between the Executive and any other person, firm, organization or other entity, and (b) the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by the Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.
8.Successors.
(a)    This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
9.Certain Definitions.
(a)“Board” means the Board of Directors of the Company.
(b) “Cause” means the occurrence of any one or more of the following events: (i) the Executive’s willful failure to perform the Executive’s duties and responsibilities to the Company or its affiliates; (ii) the Executive’s commission of, indictment for or entry of a plea of guilty or nolo contendere to a felony crime or a crime of moral turpitude; (iii) the Executive’s material breach of any obligation under the Agreement or any other material written agreement with the Company or its affiliates or under any material written applicable policy of the Company or its affiliates; (iv) any act of fraud, embezzlement, theft or misappropriation from the Company or its affiliates by the Executive; (v) the Executive’s willful misconduct or gross negligence with respect to any material aspect of the Company’s business or a material breach by the Executive of the Executive’s fiduciary duty to the Company or its affiliates; or (vi) the Executive’s commission of an act of material dishonesty resulting in material reputational, economic or financial injury to the Company or its affiliates.
Notwithstanding the foregoing, with respect to subclauses (i) and (iii), the Executive’s employment will not be terminated for Cause unless and until (1) the Company provides the Executive with written notice setting forth the facts and circumstances claimed by the Company to constitute Cause within 30 days following the date on which the material facts regarding such facts and circumstances become known to the Company, and (2) the Executive fails to cure or remedy such acts or omissions within 10 days following his receipt of such notice.
(c)“Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
(d)“Date of Termination” means the date on which the Executive’s employment with the Company terminates.
(e)“Disability” means the Executive has become disabled within the meaning of Code Section 409A.
(f)“Good Reason” means the occurrence of any one or more of the following events, without the Executive’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason as provided below: (i) a material diminution in the Executive’s annual Base Salary; (ii) a material diminution in the Executive’s authority, duties, or responsibilities; (iii) any change greater than 25 miles in the Executive’s primary office location without the Executive’s consent (except with respect to the Executive’s relocation from Dallas, Texas to the Richmond, Virginia metropolitan area); (iv) for purposes of Section 4(b)(i)-(iii), the Executive not being appointed as the Chief Financial Officer by January 31, 2023; or (v) any other action or inaction that constitutes a material breach by the Company of this Agreement.
Notwithstanding the foregoing, the Executive will not be deemed to have resigned for Good Reason unless (1) the Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Executive to constitute Good Reason within 30 days after the date of the occurrence of any event that the Executive knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of the Executive’s termination for Good Reason occurs no later than 35 days after the Executive gives notice of the event constituting Good Reason.
(g)    “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 35 days after the giving of such notice).
(h)“Qualifying Termination” means a termination of the Executive’s employment (i) by the Company without Cause (other than by reason of the Executive’s Disability) or (ii) by the Executive for Good Reason.
(i)“Section 409A” means Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.
(j)“Separation from Service” means a “separation from service” (within the meaning of Section 409A).

10.Miscellaneous.
(a)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Virginia, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. Subject to the Mutual Agreement to Arbitrate Claims, the parties hereby: (i) submit to the jurisdiction of any state or federal court sitting in Virginia in any action or proceeding arising out of or relating to Agreement; (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court; and (iii) agree not to bring any action or proceeding arising out of or relating to this Agreement in any other court. The Executive hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. The parties hereby agree that a final judgment in any arbitration, action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law. The parties further agree that any arbitration hearing between the parties shall commence within ninety (90) days after the arbitrator has been appointed by the parties or the American Arbitration Association.
(b)Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive: at the Executive’s most recent address on the records of the Company.
If to the Company:
4400 Cox Road, Suite 110
Glen Allen, Virginia 23060
Attn: Chief Legal Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c)Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.
(d)Section 409A of the Code.
(i)To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with the Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 10(d) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

(ii)Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon the Executive’s Separation from Service.
(iii) To the extent that any payments or reimbursements provided to the Executive under this Agreement are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
(e)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(f)Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(g)No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c) hereof, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(h)Entire Agreement. As of the date hereof, this Agreement along with the Protective Covenants Agreement and the Mutual Agreement to Arbitrate Claims constitutes the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, by any member of the Company and its subsidiaries or affiliates, or representative thereof.
(i)Amendment; Survival. No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto. The respective rights and obligations of the parties under this Agreement (including Section 6 of this Agreement and the Confidentiality Agreement) shall survive the Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.
(j)Counterparts. This Agreement and any agreement referenced herein may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

"COMPANY"

By:________________________________
Name: Theodore S. Hanson
Title: Chief Executive Officer

"EXECUTIVE"

___________________________________
Marie Perry